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EXHIBIT (99.2)

ITEM 7 INFORMATION

        The securities being reported on by Westpac Banking Corporation ("WBC"), Westpac Equity Holdings Pty Limited ("WEHPL"), Westpac Financial Services Group Limited ("WFSG") each as a parent holding company, are owned, or may be deemed to be beneficially owned by:

Name and ACN/ARSN (if applicable)	Nature of association
Westpac Investment Management Pty Limited	Wholly owned subsidiary of WBC,
(ABN 80 000 742 478)	WEHPL, WFSG
Sagitta Wealth Management Limited	Wholly owned subsidiary of WBC,
(ABN 22 000 727 659)	WEHPL, WFSG
BT Funds Management Limited	Wholly owned subsidiary of WBC,
(ACN 002 916 458)	WEHPL, WFSG

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ITEM 7 INFORMATION